Convertible Secured Debenture Agreement
EX-4.2

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

MOVENTIS CAPITAL, INC.

CONVERTIBLE SECURED DEBENTURE

Debenture No. 2006 -

$____________________________   Original Issuance Date: __________, 2006

FOR VALUE RECEIVED, the undersigned, Moventis Capital, Inc., a Delaware corporation (the “Company”), promises to pay to the order of _______, (the “Holder”), subject to the terms and conditions set forth below, at the Company’s principal business office, or at such other place as the Holder may hereafter designate in writing the principal sum of: _____________________________ ($  )_____ (the “Principal”) on _________________, 2009 (“Maturity Date”).  All dollar references contained herein are to U.S. Dollars.  The Company’ obligations under this Debenture are secured by the grant of a security interest in property more particularly described in a General Security Agreement dated of even date herewith (“GSA”).

1.

Interest.

a)

Initial Interest Rate.  From the date hereof through the Maturity Date, the Principal shall accrue interest at an annual rate of ten percent (10%), payable semi-annually, in arrears, on June 30 and December 31 in each year.  Interest shall be calculated on the basis of a 360-day year and shall accrue commencing on the Original Issuance Date until payment in full of the principal sum, together with all accrued and unpaid interest has been made.  Interest will be paid to the person in whose name this Convertible Debenture (“Debenture”) is registered on the records of the Company regarding registration and transfers of this Debenture.  In no event shall interest under this Section 1 exceed the maximum applicable legal rate permitted by law from time to time.

b)

Increased Interest Rate.  In the event that a third party institutional investor invests within a period of one year from the Original Issuance Date and the investment is in the form of debt and paid at an interest rate that exceeds 10% per annum, this Debenture shall automatically be deemed amended to increase the interest rate hereunder to the rate of interest set forth in the debt with such third party institutional investor thereafter, provided however, that such rate shall not exceed 14% per annum.

c)

Bonus Interest Rate.  In the event that the VWAP, as hereinafter defined, does not exceed US$0.75 per share for the ten (10) trading days immediately preceding September 30, 2007, then the applicable rate of interest payable under this Debenture shall be increased by 2.0% thereafter.  Notwithstanding the foregoing, if the interest rate applicable hereunder has been previously increased under Section 1(b) above, no increase shall be made under this Section 1(c).  For purposes of determining the Bonus Rate, the term “VWAP” shall mean means, for any date, the price determined by the first of the following clauses that applies:

d)

(a) if the Company’s Common Shares are then listed or quoted on the American Stock Exchange, the Nasdaq Stock Market, or the New York Stock Exchange (a “Trading Market”), then the daily volume weighted average price of the Common Shares for such date (or the nearest preceding date) on the Trading Market on which the Common Shares is then listed or quoted for trading; (b)  if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Shares for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Shares is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Shares are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Shares so reported; or (d) in all other cases, the fair market value of a share of Common Shares as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company.

e)

Late Fee.  All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of 14% per annum or the maximum rate permitted by applicable law (“Late Fees”) which shall accrue daily from the date such interest is due hereunder through and including the date of payment in full.

2.

Conversion.

a)

 Optional Conversion.  The principal amound outstanding under this note shall be convertible, at any time after the date of issuance and up to 5:00 p.m. California time on the Maturity Date, into fully paid and non-assessable shares of Common Shares of the Company at the Conversion Price (as hereafter defined) then in effect.  The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (a “Notice of Conversion”), specifying therein the principal amount of this Debenture to be converted and the date on which such conversion shall be effected (a “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder.  To effect conversions hereunder, the Holder shall not be required to physically surrender this Debenture to the Company unless the entire principal amount of this Debenture has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture in an amount equal to the applicable conversion.  The Holder and the Company shall maintain records showing the principal amount(s) converted and the date of such conversion(s).  The Company may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion.  In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof.

                b)

Conversion Price.  The price at which shares of Common Shares of the Company shall initially be issuable upon conversion of the principal amount outstanding under this Debenture (the “Conversion Price”) is as follows:

i. The first US$________of principal obligations under this Debenture is convertible at an initial conversion price of $0.65 per share into __________________ Common Shares;

ii. The next US$________ of principal obligations under this Debenture is convertible at an initial conversion price of $0.80 into __________________ Common Shares; and

ii. The remaining US$ ________ of principal obligations under this Debenture is convertible at an initial conversion price of $0.90 into  __________________  Common Shares.

c)

Conversion Price Adjustments.  The Conversion Price shall be subject to adjustment from time to time as follows:

(1)

Stock Dividends, Subdivisions, Reclassifications or Combinations.  If the Company shall (i) declare a dividend or make a distribution in shares of its Common Shares, (ii) subdivide or reclassify the outstanding shares of Common Shares into a greater number of shares, or (iii) combine (including by way of reverse stock split) or reclassify the outstanding Common Shares into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Holder hereof shall be entitled to receive the number of shares of Common Shares which the Holder would have owned or been entitled to receive had this Debenture been converted immediately prior to such date.  Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

(2)

Other Distributions.  In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Shares (i) of shares of any class other than its Common Shares or (ii) of evidence of indebtedness of the Company or (iii) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subparagraph 1(c)(1) above), or (iv) of rights or warrants, in each such case the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (i) an amount equal to the difference resulting from (A) the number of shares of Common Shares outstanding on such record date multiplied by the Conversion Price per share on such record date, less (B) the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by  (ii) the number of shares of Common Shares outstanding on such record date.  Such adjustment shall be made successively whenever such a record date is fixed.  In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which would then be in effect if such record date had not been fixed.

(3)

Consolidation, Merger, Sale, Lease or Conveyance.  In any case of any consolidation with or merger of the Company with or into another corporation, or in case of any sale, lease, or conveyance to another corporation of the assets of the Company as an entirety or substantially as an entirety, this Debenture shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Shares issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of this Debenture would have been entitled upon such consolidation, merger, sale, lease, or conveyance; and in any such case, if necessary, the provision set forth herein with respect to the rights and interests thereafter of the Holder hereof shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion hereof.

(4)

Rounding of Calculations; Minimum Adjustment.  All calculations under this subparagraph (c) shall be made to the nearest cent or to the nearest share, as the case may be.  No adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.05, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.05 or more.

(5)

Statement Regarding Adjustments.  Whenever the Conversion Price shall be adjusted as provided in this subparagraph (c) , the Company shall forthwith, prepare a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment and cause a copy of such statement to be sent by mail, first class postage prepaid, to the Holder hereof.

d)

Mechanics of Conversion.  The Holder may exercise the conversion right specified in subparagraph 1(a) by surrendering to the Company this Debenture accompanied by written notice specifying the amount of the Debenture to be converted.  Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and this Debenture is made, and such date is referred to herein as the “Conversion Date.”  As promptly as practicable thereafter the Company shall issue and deliver to Holder a certificate or certificates for the number of full shares of Common Shares to which Holder is entitled and a check or cash with respect to any fractional interest in a share of Common Shares.  The Holder shall be deemed to have become a holder of record of the Common Shares issued upon conversion on the applicable Conversion Date.  Upon conversion of only a portion of this Debenture, the Company shall issue and deliver to Holder, at the expense of the Company, a new debenture covering the amount of the unconverted portion of this Debenture.

e)

Reservation of Shares.  The Company shall reserve at all times so long as any part of this Debenture remains outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Shares, or both, sufficient shares of Common Shares to provide for the conversion hereof.

3.

Subordination.  The Company and the Holder agree that the Company’s obligations under this Debenture are expressly subordinated to all of the Company’s and the Company’s subsidiaries’ Senior Indebtedness.  The term “Senior Indebtedness” shall mean the principal and interest obligations and indebtedness of the Debtor and its subsidiaries incurred prior to or after the date of this General Security Agreement: (a ) for money borrowed from any bank, institutional lender or institutional investor (in each case, a “ Senior Lender ”) , which is evidenced by notes, bonds, debentures or other written obligations, and such notes , bonds, debentures or other written obligations are interest bearing securities ; and ( b ) in connection with any renewals or extensions of any indebtedness described in a) above.  The term “institutional investor” as used herein means any investor, whether an individual, corporation, partnership or otherwise, which lends more than Cdn $1.0 million to the Company. Upon request by the Company, the Holder will subordinate and postpone the obligations under this Debenture and the GSA to the prior payment in full of any Senior Indebtedness of a senior lender. The Holder will enter into a written agreement with each senior lender acknowledging and agreeing directly with such senior lender that the obligations secured by the Holder’s GSA shall be subordinated and postponed to the prior payment in full of the Senior Indebtedness. If after the date hereof the Company incurs indebtedness for money borrowed from any investor which is not an institutional investor (a “ Pari Passu Lender ”) which is evidenced by notes, bonds, debentures or other written obligations, and such notes, bonds, debentures or other written obligations are interest bearing securities; or in connection with any renewals or extensions of any such indebtedness, upon the request by the Company the Holder will consent to the grant of a general security agreement in favour of such Pari Passu Lender and will enter into such written agreements that may be reasonably necessary to provide the Pari Passu Lender with pari passu priority.

4.

Time.

Time is of the essence in this Debenture.

5.

Prepayment.

The Company shall have no right to prepay this Debenture in whole or in part at any time prior to September 30, 2007.  Thereafter, upon no less than 30 but no more than 60 days prior written notice to the Holder, the Company may redeem this Debenture in whole or in part upon payment to the Holder of an amount equal to the applicable outstanding principal amount plus accrued and unpaid interest.

6.

Payment Other Than Cash.

Any check, draft, money order, or other instrument given in payment of all or any portion of this Debenture may be accepted by the Holder, but the same shall not constitute payment hereunder or diminish any rights of the Holder, except to the extent that actual cash proceeds of such instrument are unconditionally received by the Holder and applied to this indebtedness as herein provided.

7.

Presentment.

Except as otherwise set forth herein, the Company (i) waives grace, presentment, and demand for payment, protest and notice of dishonor and protest, and all other notice of non-payment and diligence in collecting this Debenture, and (ii) consents to any extension or postponement of time of payment of this Debenture and to any other indulgence with respect hereto without notice hereof.

8.

Restrictions on Transfer.

a)

 Sale Notice. The Holder shall not sell, pledge or otherwise transfer any interest in this Debenture or the shares of stock issuable on conversion of this Debenture (the “Shares”) except pursuant to the provisions of this Section 8.  In the event the Holder desires to sell any interest in this Debenture or the Shares, the Holder shall deliver a written notice (the “Sale Notice”) to the Company.  The Sale Notice shall disclose in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the proposed transfer.  The Holder agrees not to consummate any such transfer until sixty (60) days after the Sale Notice has been delivered to the Company and the Shareholders, unless the parties to the transfer have been finally determined pursuant to this Section 8 prior to the expiration of such 60-day period.  (The date of the first to occur of such events is referred to herein as the “Authorization Date”).

b)

 First Refusal Rights. The Company may elect to purchase all of this Debenture or the Shares to be transferred upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to the Holder within thirty (30) days after the receipt of the Sale Notice by the Company.  If the Company has not elected to purchase all of this Debenture or the Shares specified in the Sale Notice, Holder may transfer this Debenture or the Shares specified in the Sale Notice to the transferee(s) specified in the Sale Notice (or, at the election of the  Holder, to the Company to the extent of its election to purchase and the remainder to the transferee(s) specified in the Sale Notice) at a price and on terms no more favorable to the transferee(s) thereof than specified in the Sale Notice during the 60-day period immediately following the Authorization Date.  Any interest in this Debenture or the Shares not transferred within such 60-day period shall again be subject to the provisions of this Section 8.

c)

Certain Permitted Transfers. The restrictions contained in Section 8(b) shall not apply with respect to transfers of this Debenture or the Shares among a Holder’s family group; provided that the restrictions contained in this Section 8 shall continue to be applicable to this Debenture or the Shares after any such transfer and the transferee(s) have agreed in writing to be bound by the provisions of this Agreement.  Holder’s “family group” means Holder’s spouse and descendants (whether natural or adopted) and descendants’ spouses or a trust for any of their benefits.

d)

Termination of Restrictions. The restrictions on transfer set forth in Section 8 shall terminate on the first to occur of (i) the merger or consolidation of the Company into a new surviving Company in which the holders of the Company’s voting securities (on a fully-diluted basis) immediately prior to the merger or consolidation own less than a majority of the ordinary voting power to elect directors of the new surviving company (on a fully diluted basis), or (ii) the sale of all, or substantially all, of the Company’s assets or capital stock in any transaction or series of related transactions.

e)

Transferability.  Subject to compliance with any applicable securities laws and the conditions set forth in this Section 8 hereof, this Debenture and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Debenture at the principal office of the Company or its designated agent, together with a written assignment of this Debenture substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer.  Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Debenture(s) in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Debenture evidencing the portion of this Debenture not so assigned, and this Debenture shall promptly be cancelled.  A Debenture, if properly assigned, may be converted by a new holder for the purchase of Shares without having a new Debenture issued.

f)

New Debenture. This Debenture may be divided or combined with other Debentures upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Debentures are to be issued, signed by the Holder or its agent or attorney.  Subject to compliance with this Section 8, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Debenture or Debentures in exchange for the Debenture or Debentures to be divided or combined in accordance with such notice.

g)

Debenture Register. The Company shall register this Debenture, upon records to be maintained by the Company for that purpose (the “Debenture Register”), in the name of the record Holder hereof from time to time.  The Company may deem and treat the registered Holder of this Debenture as the absolute owner hereof for the purpose of any conversion hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

h)

Transfer Restrictions.   If , at the time of the surrender of this Debenture in connection with any transfer of this Debenture, the transfer of this Debenture shall not be registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such transfer (i) that the Holder or transferee of this Debenture, as the case may be, furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable state securities or blue sky laws, (ii) that the holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company and (iii) that the transferee be an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), or (a)(8) promulgated under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

9.

Events of Default.  The occurrence of any of the following events of default shall, at the option of the Holder hereof, make all sums of Principal and interest then remaining unpaid hereon immediately due and payable:

a)

Insolvency; Receiver or Trustee.  The Company shall become insolvent or admit in writing its inability to pay its debts as they mature; or make an assignment for the benefit of creditors; or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee otherwise shall be appointed.

b)

Judgments.  Any material money judgment, writ or similar process shall be entered or filed against the Company or any of its property or other assets and shall remain unvacated, unbonded or unstayed for a period of ten (10) days or in any event later than five (5) days prior to the date of any proposed sale thereunder.

c)

Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company.

10.

Severability.  The invalidity, or unenforceability in particular circumstances, of any provision of this Debenture shall not extend beyond such provision or such circumstances and no other provision of this instrument shall be affected thereby.

11.

Governing Law.  This Debenture shall be construed and governed by the laws of the State of Delaware.

12.

Successors and Assigns.  Subject to applicable securities laws, this Debenture and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder.  The provisions of this Debenture are intended to be for the benefit of all Holders from time to time of this Debenture and shall be enforceable by any such Holder or holder of Shares.

13.

Amendment.  No provision of this Debenture may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and, so long as purchasers then holding at least 51% of the Debentures then outstanding or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

14.

Notices.  Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, facsimile number (604) 608-4859, Attn: Chief Executive Officer or such other facsimile number or address as the Company may specify for such purpose by notice to the Holder delivered in accordance with the Subscription Agreement.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Company, or if no such facsimile number or address appears, at the principal place of business of the Holder.

15.

Tax Matters.  Each Holder that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”) (a “Non-U.S. Holder”) shall deliver to the Company a copy of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Holder claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, properly completed and duly executed by such Non-U.S. Holder claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Company under this Agreement.  Each Non-U.S. Holder shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose).   Each Holder that is a “U.S. Person” as

defined in Section 7701(a)(30) of the Code (a “U.S. Holder”) shall deliver to the Company a copy of Internal Revenue Service Form W-9, properly completed and duly executed by such U.S. Holder.

IN WITNESS WHEREOF, the undersigned has executed this Debenture in British Columbia, Canada effective as of the date and year first above written.

MOVENTIS CAPITAL, INC.

By: _________________________________
     Blake Ponuick, Chief Executive Officer

HOLDER

By: __________________________________

Its: __________________________________

Address:
_____________________________________

_____________________________________

Fax: _________________________________

Phone: ________________________________

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Convertible Debenture of Moventis Capital, Inc., a Delaware corporation (the “Company”), due on September 30, 2009, into shares of common stock, no par value per share (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below.  If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

The undersigned agrees to comply with applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations: _____________________________________________________

Date to Effect Conversion: ____________________________________________________

Principal Amount of Debenture to be Converted: ___________________________________

Number of shares of Common Stock to be issued: __________________________________

Signature:

________________________________

Name:

________________________________

Address:

________________________________

Schedule 1

CONVERSION SCHEDULE

The Convertible Debentures due on September 30, 2009, in the aggregate principal amount of $____________ issued by Moventis Capital, Inc.  This Conversion Schedule reflects conversions made under above referenced Debenture.

Dated:

Date of Conversion (or for first entry, Original Issue Date)	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion (or original Principal Amount)	Company Attest
-
-
-